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                                                                     EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT
                                      OF
                      RESTATED ARTICLES OF INCORPORATION
                                      OF
                         SOUTHERN MINERAL CORPORATION

   The undersigned, being the Vice President - Finance and Secretary, respectively, of Southern Mineral Corporation, a Nevada corporation (the "Corporation"), do hereby certify as follows:

     1. That on __________, 1999, the Corporation's Board Of Directors (the "Directors"), acting by unanimous written consent, adopted and consented to the adoption of and recommended adoption to the Corporation's stockholders of an amendment to the Corporation's restated articles of incorporation. The amendment recommended by the Directors was to Article V, after which such Article would read in its entirety as follows:

     The total number of shares of all classes of stock that the Corporation shall have authority to issue is 155,000,000 shares, consisting of 150,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

     2. That at a special meeting of the Corporation's stockholders held on _________, 1999, stockholders holding ___________ shares of the Corporation's voting stock entitled to vote on an amendment to the Corporation's articles of incorporation, adopted and consented to the adoption of the foregoing amendment ("Approving Shares").

     3. That the number of shares of the Corporation's outstanding voting stock entitled to vote on an amendment to the Corporation's restated articles of incorporation, present in person or by proxy at such meeting, was ______ ("Quorum Shares"), which number constituted a majority of the total number of outstanding shares of the Corporation's voting stock entitled to vote on an amendment to the Corporation's restated articles of incorporation.

     4. That the number of Approving Shares constituted a majority of the Quorum Shares.

     In witness whereof, the undersigned have executed this Certificate of Amendment of Restated Articles of Incorporation of Southern Mineral Corporation, as of this ___ day of ________ 1999.


/s/ Michael E. Luttrell                         /s/  Steven H. Mikel
------------------------------------           ---------------------------------
Michael E. Luttrell                            Steven H. Mikel, Secretary
Vice President - Finance